Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
CONNECTONE BANCORP, INC.

To:	Division of Revenue State of New Jersey

In accordance with the provisions of Section 14A:9-2(4) of the New Jersey Business Corporation Act, the undersigned Corporation executes the following Certificate of Amendment to the Certificate of Incorporation:

1. The name of the Corporation is ConnectOne Bancorp, Inc.,

2. The first sentence of Article FOURTH of the Certificate of Incorporation is amended and restated in its entirety to read as follows:

The total number of shares of stock which the Corporation shall have authority to issue is ONE HUNDRED FIVE (105,000,000) shares, of which ONE HUNDRED Million (100,000,000) shares are designated as Common Stock, no par value (“Common Stock”), and Five Million (5,000,000) shares are designated as Preferred Stock, no par value (“Preferred Stock”).

3. This Amendment to the Certificate of Incorporation was duly adopted by the shareholders of the Corporation on the 25th day of May 2021.

4. The total number of shares entitled to vote on this Amendment to the Certificate of Incorporation is 39,724,433.

5. The number of shares voting for and against such Amendments to the Certificate of Incorporation are as follows:

Number of	Number of
Shares Voting	Shares Voting	Number of
For the	Against the	Shares	Broker Non-
Amendment	Amendment	Abstaining	Votes
32,755,148	1,402,943	37,701	0

IN WITNESS WHEREOF, I, Frank Sorrentino III, Chairman, President and Chief Executive Officer, have signed this Certificate of Amendment to the Certificate of Incorporation on the 25th day of May 2021.

CONNECTONE BANCORP, INC.

By:	/s/ Frank Sorrentino III
Frank Sorrentino III
Chairman, President and Chief
Executive Officer